P R E A M B L E

THIS AGREEMENT, dated December 9, 2004, is entered into between BRISTOL METALS, L.P., Bristol, Tennessee (hereinafter referred to as the Company), and the UNITED STEELWORKERS OF AMERICA (hereinafter referred to as the Union).

It is the intent and purpose of the parties hereto that this agreement will promote and improve industrial and economic relationships between the employees and the Company, and to set forth herein the basic agreement covering rates of pay, hours of work and conditions of employment to be observed between the parties hereto.

ARTICLE 1 - Recognition

1. As a result of the election, supervised by the National Labor Relations Board of April 5, 1951 and May 5, 1954, and the Decision in Case No. 10-UC-23, January 10, 1969, the Company recognizes the United Steelworkers of America, as the sole exclusive bargaining agency for all fabrication, production and maintenance employees at the Company's Bristol, Tennessee Plant, excluding all office, clerical, technical, professional, supervisory and custodial employees, as defined in the National Labor Relations Act.

2. The Company and the Union agree to attempt the settlement of all grievances at lowest levels possible, and the Union agrees to conserve as much of the Company's time as possible, in the disposition of complaints.

3. It is understood that all provisions of this Agreement are subject to existing Federal, State and Local Laws.

4. In order to insure maximum, uninterrupted production during the term of this contract, the Company will not lock out its employees on account of labor differences and the Union on its behalf and on behalf of its agents, representatives, employees and members, individually and collectively, agrees there will be no strikes of any kind or nature, including sympathy strikes, during the term of this contract.

In the event of such a strike or threat thereof, the Company, while hereby preserving all the rights and remedies it may have at law or equity, will notify the Union promptly, which in turn, will exert all maximum efforts to prevent or terminate any such strike activity or conduct.

Any employee who engages in such prohibited conduct may be disciplined or discharged at the sole discretion of the Company, and such decision will not be reviewable under the grievance-arbitration procedures of the contract, except on the question of whether the grieving employee actually participated, actively or passively, in such conduct; or whether such employee was irrationally disciplined or discharged.

ARTICLE 2 - Management

1. The Union agrees that, subject to the other provisions of this agreement, the function of Management belongs solely to the Company, and that it will not interfere with the Company's free exercise of this function.

2. The function of Management includes, among other things: The right to select and to hire new employees; the right to direct the work forces; the right to formulate reasonable plant rules; the right to discipline, suspend, discharge for cause, transfer, demote or promote, and the right to relieve employees of their duty because of lack of work, lack of skill or inefficiency, in such manner as to promote the efficient operation of the plant; and the right to assign work to employees; to decide the number and location of its plants; to determine the products to be manufactured, including the means and processes of manufacturing and to introduce new or improved production methods or facilities and except to the extent provided for in this agreement, the Company reserves and retains, solely and exclusively, all of its inherent rights to manage the business as such rights existed prior to the execution of this agreement.

ARTICLE 3 - Check-Off Provisions

Upon receipt of voluntary written authorization from any employee in the form to be provided by the Union, the Company will deduct from the earnings of said employee his monthly membership dues in the Union under the following procedure:

The greater amount of Five Dollars or an amount equal to 1.3% of the employee's total earnings in the immediately prior month not to exceed two and one-half times an employee's average hourly earnings in the immediate prior month. Such authorization may be in the following form:

CHECK-OFF AUTHORIZATION

For the United Steelworkers of America

Company_________________________________________________________________

Plant_____________________________________________________________________

Date_____________________________________________, 20______________________

Pursuant to this authorization and assignment, please deduct from my pay each month, while I am in employment within the collective bargaining unit in the Company, monthly dues, assessments and (if owing by me) an initiation fee each as designated by the Treasurer of the International Union, as my membership dues in said Union.

The afore said membership dues shall be remitted promptly by you to the International Treasurer of the United Steelworkers of America, or its lawful successor at the address which he authorizes, in writing, for that purpose.

The assignment and authorization shall be effective and cannot be canceled for a period of one (1) year from the date appearing above or until the termination date of the current collective bargaining agreement between the Company and the Union, whichever occurs sooner.

I hereby voluntarily authorize you to continue the above authorization and assignment in effect after the expiration of the shorter of the periods above specified, for further successive periods of one (1) year from such date. I agree that this authorization and assignment shall become effective and cannot be canceled by me during any such years, but that I may cancel and revoke by giving to the appropriate management representative of the plant in which I am then employed, an individual written notice signed by me and which shall be postmarked or received by the Company within fifteen days following the expiration of any such year or within the fifteen days following the termination date of any collective bargaining agreement between the Company and the Union covering my employment if such date shall occur within one of such annual periods. Such notice of revocation shall become effective respecting the dues for the month following the month in which such written notice is given; a copy of any such notice will be given by me to the Financial Secretary of the Local Union.

Local Union No. United Steelworkers of America

Signature _________________________________________________________________

Witness___________________________________________________________________

Check No.________________________________________________________________

Ledger No. _______________________________________________________________

The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other form of liabilities that rise out of or by reason of action taken by the Company in reliance on the aforementioned written assignment or for the purpose of complying with any of the provisions of this section.

The Union shall submit to the Company at its request a list of its members; such list shall not be required more often than three month intervals. The Company will furnish a designated officer or individual of the Local Union each month as expeditiously as reasonably practicable, two (2) copies of the names of the employees from whose earnings such deductions have been made, along with the amounts of money so deducted.

ARTICLE 4 - PAC Check-off Authorization

The Company agrees that it will checkoff and transmit to the Treasurer of the United Steelworkers of America Political Action Committee (USWA PAC) voluntary contributions to the USWA Political Action Fund from the earnings of those employees who voluntarily authorize such contributions on forms provided for that purpose by the USWA PAC. The amount and timing of such check-off deductions and the transmittal of such voluntary contributions shall be as specified in such forms and in conformance with any applicable state or federal statue.

The signing of such USWA PAC checkoff form and the making of such voluntary annual contributions are not conditions of membership in the Union or of employment with the Company.

The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the purpose complying with any of the provisions of this Section.

The United Steelworkers of America Political Action Committee supports various candidates for federal and other elective office, is connected with the United Steelworkers of America, a labor organization, and solicits and accepts only voluntary contributions, which are deposited in an account separate and segregated from the dues fund of the Union, in its own fund raising efforts and in joint fund raising efforts with the AFL-CIO and its Committee on Political Education.

In cases where a deduction is made which duplicates a payment already made to the Union by an employee, or where a deduction is not in conformity with the provisions of the Union Constitution and Bylaws or the National Labor Relations Act, refunds to the employee will be made by the local Union.

ARTICLE 5 - No Discrimination

It is agreed that there shall be no discrimination as provided in applicable State and Federal Statutes, against any employee by the Union or the Company because of race, color, religion, national origin, sex, age, or memberships or non membership in a labor organization.

The parties recognize that the individuals covered by this Agreement are likewise covered by the Family and Medical Leave Act of 1993, and that the Company will abide the Act which provides for up to twelve (12) weeks of unpaid leave per year for employees in appropriate circumstances.

ARTICLE 6 - Wages

The various jobs within the following classifications shall be:

JOB CLASIFICATION	JOBS IN CLASSIFICATION
1	General Helper
Fit - Up Helper
Press Operator Helper
Yard Tractor Driver
7 -1/2 Ton Overhead Crane
10-Ton Overhead Crane
All other small machine operators

2	Pipe Marker
Gas Furnaces
Fork Lift Operator
Maintenance Apprentice
Beveller
Crane Hookup
Tack & Spot Welding
Pickle Tank Helper
Doall Saw Operator
Storekeeper
Shipping & Receiving
Plasma Burner
Hydro Tester
Sand Belt Operator

3	Power Press Brake Helper
Power Shear Helper
500-Ton Forming Press Operator
Ajax Furnace
Pipe Sizing
Pipe Sizing Press Operator
Template Operator
Rotary Straightener
Neutralizing Operator
Raw Material Receiver
Lubrication Technician
Machine Beveler
Picker Tank Operator
Pipe Marker Operator
Warehouse Operator

4	Power Press Brake Operator
Power Shear Operator
Power Roll, Tank Head, and Angel
Roll Operator
Mobile Crane Operator
Tube, Stake and Semi-Automatic Equipment
X-Ray Tech
QC Senior Lab Tech
Material Receiving Technician

5	Maintenance Mechanic
Maintenance Electrician
Welder
Special Projects Mechanic

6	Fit - Up
Level 3 Radiographer (X-Ray)

RATES

Rates of pay for the foregoing classifications are set forth in Appendix "A". Rates shown in the various Columns of Appendix "A" shall become effective as follows: Column 1, December 13, 2004; Column 2, December 12, 2005; Column 3, December 11, 2006; Column 4, December 10, 2007; Column 5; December 8, 2008.

All job classifications deleted will be restored to the classification where located at the time of deletion, if the Company brings the job back. Employees in Classifications 2 and 4 can bid on job vacancies in Classifications 2+ and 4+, respectively, without such bids being prohibited as cross bids.

RATES FOR NEW JOBS AND CHANGED JOBS

When the Company establishes a new job in the bargaining unit, it shall temporarily place it in a classification in line with the wage scale for similar work in jobs covered by this Agreement.

After a reasonable period of time allowed for perfecting the procedures and the machine or equipment involved, and when the job becomes fully operational, that is, is functioning normally in the production process, the Company will provisionally place it in a classification in line with the wage rate for similar work in jobs covered by this Agreement.

If no one in the classification is available to fill the job, it shall be posted for bids in the normal manner.

The provisional classification for such a job will remain in effect for sixty days from the time the provisional classification is made. If, after the sixty day period, the Company deems the classification to be proper and accurate and the Company notifies the Union in writing, and no grievance is filed by the Union within five calendar days after the end of the sixty day period, the provisional classification will be considered the permanent classification for the job.

If during the term of this Agreement a significant and substantial change in job content in a job has been effected by the Company to the extent that the wage rate has become inappropriate as compared to the wage rate for similar jobs covered by this Agreement, and the company fails to reclassify the job, the Union may request the Company to review the circumstances in conference with the Union.

However, resort to the grievance procedure may be invoked only on the basis that the action of the Company is arbitrary and capricious.

There will be no retroactivity with respect to rates. Grievances filed hereunder shall be concerned only with the consistency of the rate paid for similar work in jobs covered by this agreement.

ARTICLE 7 - Shift Assignments and Shift Preference

The Company will staff all shifts on the basis of the employee's preference of shifts, taking into account his classification, skills, experience and plant seniority as vacancies occur. However, the junior qualified employee may be assigned to a particular shift when in the judgment of the Company, his skills and experience are needed to provide a balance of skills and experience between the shifts, and such will promote the efficient operation of the plant.

When such an assignment takes place, however, and the employee who was assigned possesses sufficient plant seniority to work on a different shift of his preference, after a period of thirty days on such assignment he may apply for a shift of his preference within his department based on his plant seniority, classification, skill and experience, provided that such application may be made by the employee only once in any six (6) calendar month period and provided that an employee with the necessary skill and experience, who possesses less plant seniority, is available to replace him. Under such circumstances, the Company will train a junior employee. Subject to the foregoing conditions but in addition to the above applications, application for shift preference may be made throughout the plant once each year during a period of two consecutive calendar weeks to be designated by the Company.

The parties hereto agree it is not the intention of the parties to abuse the assignment of employees between shifts, and that the company agrees to confer with the Union, upon request, concerning alleged abuse.

ARTICLE 8 - Profit Sharing Plan

Reason for the Profit Sharing Plan

The manufacture and sale of stainless steel pipe and fittings is a highly competitive business with many domestic as well as foreign producers. Because worldwide productive capacity is much greater than demand, prices for these products will continue to be under pressure. Under these conditions, the only way we can produce profits is by working together to control costs and operate efficiently. It is hoped that this profit sharing plan ("plan"), which is effective only during the term of this agreement, will:

1. Motivate every employee eligible under the plan to improve his or her performance and help in every way they can to produce profits.

2. Reward employees for their efforts by paying them a share of Brismet profits as additional remuneration over and above their wages and salaries.

Who Participates

Every production, maintenance and supervisory employee who is assigned to pipe and fittings manufacturing (Departments 75 and 72), hereinafter called Brismet, and who:

1. Is a full-time employee that has completed 90 days of full-time employment;

2. Is employed at the end of any quarter for which a distribution is paid;

3. Is employed by the Company or on layoff at the time any distribution is paid for the first, second, third, and fourth quarter unless termination was due to retirement or disability for which the employee received benefits under the Company's corresponding benefit plan; and

4. Is employed by the Company at the end of the fiscal year in question unless termination was due to retirement or disability for which the employee received benefits under the Company's corresponding benefit plan.

Source of Pool

Six percent (6%) of Brismet's operating earnings before income taxes as reflected in the corporate accounting records and financial statements will form a pool to be distributed to eligible employees. Such earnings are to be the sole source of contributions to the pool. Revenues and expenses will be allocated to Brismet using accounting methods which the Company believes, at its sole discretion, most accurately reflect Brismet's profits.

Allocation of Pool to Employees

The pool will be divided so that every eligible employee gets the same percent of his or her straight-time pay (excluding all overtime) that all other eligible employees receive. Only wages earned after 90 days of full-time employment will be included for purposes of calculating the distribution made to an employee.

When Distribution Will Be Paid

Profits for each fiscal year and any related distribution will not be finally determined until completion of the annual audit by the Company's outside certified public accountants. However, in order to give employees the opportunity to receive their distributions sooner, any distributions will be made according to the following schedule:

1. Approximately 45 days after the end of the Company's fiscal first, second and third quarters for each fiscal year, the Company will pay 75% of any estimated distributions for each quarter based on Brismet's cumulative earnings.

2. Approximately 75 days after the Company's fiscal year-end, but in no event sooner than the completion of the Company's audit, distributions will be made for the year less any previous quarterly payments. Should the actual distributions for the year be less than the previous payments, employees will not be asked to return the overpayment.

Qualifying as a Bona Fide Profit Sharing Plan

It is agreed that the inclusion of this plan in the collective bargaining agreement and its implementation is conditioned upon the plan being qualified as a bona fide "profit sharing plan" under 29 C.F.R. Part 549.

ARTICLE 9 - Vacations

All eligible employees on the payroll of the Company on June 1st of a Vacation Year who have been in the Company's employ for twelve (12) consecutive months or more on June 1st of the Vacation Year shall be entitled to a vacation with pay in accordance with the following:

Accumulated Seniority	Days of Vacation
Prior to June 1st
1 year but less than 3 years	5 days
3 years but less than 10 years	10 days
10 years but less than 20 years	15 days
20 years or more	20 days

Employees continuously on the payroll on June 1 with less than 1 year of seniority and who have satisfactorily completed the 90 day probationary period shall receive partial vacation pay equal to one-twelfth (1/12) of forty hours pay at his regular rate for each full month of uninterrupted service prior to the initial June 1 eligibility date or receive the equivalent vacation benefit time off. This partial vacation will be paid on the first pay day after the initial eligibility date.

Employees who have not completed the 90-day probationary period prior to the initial June 1 eligibility date must satisfactorily complete the probationary period prior to receiving any partial vacation pay. Upon successful completion of the probationary period, such employees shall receive partial vacation pay equal to one-twelfth (1/12) of forty hours pay at his regular rate for each full month of uninterrupted service prior to the initial eligibility date. This partial vacation pay will be paid on the first day after the employee has satisfactorily completed the probationary period. Each of the forgoing elections is conditioned upon the employee being otherwise eligible for the vacation benefits described herein. Thereafter, the normal eligibility rules will apply.

Where an employee otherwise would be eligible for an additional week (5 days) of vacation benefit under the above schedule for the June 1 eligibility date, such employee shall receive vacation with pay for the amount of vacation benefit for which he is eligible plus partial vacation pay equal to one-twelfth (1/12th) of forty (40) hours pay at his regular hourly rate for each full month of uninterrupted service between the employee's anniversary date of hire and June 1 of the current year or receive the equivalent vacation benefit time off.

The above vacation table was changed during December 9, 2004 contract negotiations. The change to the vacation benefit is not retroactive and shall be implemented beginning June 1, 2005.

All vacations will be allowed and must be taken during the twelve (12) months or vacation year after an employee becomes eligible. EXAMPLE: An employee who is eligible for one (1) week on June 1, 1981, will be given and must take his week's vacation prior to June 1st, 1982.

Vacations are not cumulative. Vacation period may be designated by the Company to meet the operating needs of the Plant and may be designated during a one or two week period in which the plant may be closed for vacation. Notice to this effect shall be posted each year during the last seven days of March. Provided, the Company agrees not to close the plant for vacation period during a week in which July 4 is observed as a holiday under the terms of this Agreement.

In the event a decision is made not to close down the plant for vacation, employees will be granted vacations on the basis of seniority as far as possible, subject to the efficient operating requirements of the plant. Employees with more than two weeks vacation will have priority over junior employees for two week's vacation period.

All requests for choice of vacation period shall be made by employees, in writing, and to which they shall be bound, between the 15th and 20th day of April, and the Company, after consultation with the Union, will announce by May 1, whether the request will be honored or not. Employees will be reminded of this requirement during the last seven days of March.

An employee may elect to waive his vacation time off and receive vacation pay in lieu thereof, by requesting such between the 15th and 20th day of April. Under such circumstances, vacation pay will be paid at the end of the first full week in June.

Upon retirement, a retiring employee shall be entitled to receive a pro-rated portion of his or her vacation allotment for the coming year, based upon the observed vacation year (June 1 to May 31). The amount of such payment shall be computed by determining the amount of vacation time that the employee would have received had he remained on the payroll until June 1 and pro-rating such amount based upon the number of months of active employment on the employee's part between June 1 in one calendar year and May 31 of the next calendar year. Such amount shall be paid after the next vacation year commences on June 1. EXAMPLE: Employee A retires January 1, 2000. Had he remained on the payroll until June 1, 2000, he would have received four weeks of vacation which he could have taken between June 1, 2000 and May 31, 2001. Upon retirement on June 1, 2000, he would receive payment for two weeks of vacation computed as follows: 6 months of active employment (June 1, 1999 - January 1, 2000) divided by 12 potential months of employment (June 1, 1999 - May 31, 2000) = 1/2; 1/2 x 4 weeks vacation = 2 weeks vacation.

ELIGIBILITY

An employee must have been employed twelve (12) consecutive months and worked a minimum of 1,400 hours during those twelve (12) months prior to June 1st in order to be eligible for a vacation of five (5) days.

An employee must have been employed thirty-six (36) consecutive months and worked a minimum of 1,400 hours during the twelve (12) month period prior to June 1st in order to be eligible for a vacation of ten (10) days. This may consist of two separate periods (five (5) days each) as designated by the Company.

An employee must have been employed one hundred fifty-six (156) consecutive months and worked a minimum of 1,400 hours during the twelve (12) month period prior to June 1st in order to be eligible for a vacation of fifteen (15) days. This may consist of three separate periods (five (5) days each) as designated by the Company.

An employee must have been employed two hundred forty (240) consecutive months and worked a minimum of 1,400 hours during the twelve (12) month period prior to June 1st in order to be eligible for a vacation of twenty (20) days. This may consist of four separate periods (five (5) days each) as designated by the Company.

For the purpose of determining whether 1,400 or more hours have been worked, time lost due to an injury arising out of Company employment, jury duty or due to absence from work while on vacation under the agreement, shall be added to the actual hours the employee worked, at the rate of eight (8) hours per day but not less than forty (40) or more than forty-eight (48) hours per week (if his job has operated at 48 hours per week during his absence.)

An employee who is laid off, quits or is discharged, and who meets the eligibility requirements for vacation and has not had a vacation after becoming eligible therefore shall receive his vacation pay at the time of such layoff, quit or discharge.

Time lost by an employee for a period of at least an entire payroll week, due to a bona fide sickness supported by a physician's certificate or other unusual hardship, acceptable to the Company, may be applied to any vacation time to which such employee is entitled if the employee so requests.

Employees will receive pay for holidays as defined in this agreement occurring during vacation period, unless an election has been made under the paragraph following immediately.

Holidays, legal or otherwise, which may occur during the time an employee is on vacation shall not extend the employee's vacation period. Provided, however, that any employee who elects not to receive holiday pay for a holiday, as defined in this Agreement, which occurs during his vacation period, may at the time of this election designate another day, more than thirty (30) days after his vacation period, and be entitled to time off on that day, plus his holiday pay. Provided, further, that no more than five (5) percent of the employees shall be permitted to elect any one alternate day, and that no premium shall attach, in any manner, to such holiday.

The vacation pay for a vacation of one or more weeks shall be forty (40) hours pay per week at the employee's regular hourly rate.

The vacation pay will be paid on the regular payday for the period of the employee's vacation. However, an employee may receive vacation pay before he leaves for vacation time off provided such request is made in writing to the Company at least fourteen (14) days prior to the date his vacation is scheduled to start.

For the employee who requests that vacation be applied because of time lost due to bona fide sickness as described above, the vacation shall be paid on the first regular payday occurring not less than ten (10) days following the date this employee makes such request.

In the event of death of an employee after becoming eligible for a vacation but before taking a vacation, the amount of vacation pay to which he would have been entitled shall be paid to his proper legal representative.

ARTICLE 10 - Hours of Work

1. Eight consecutive hours (exclusive of lunch period) shall constitute a standard day's work and forty (40) hours shall constitute a standard week's work. The Company shall determine the starting and quitting time and the number of hours to be worked. However, before the starting time is changed from 7:00 a.m., the Company will confer with the Union. Eight (8) consecutive hours plus lunch periods, within any period of twenty-four (24) hours, shall constitute a shift.

2. All time worked over forty (40) hours in any one week, shall be paid for at the rate of time and one-half.

3. The opportunity for overtime work assignments shall be divided as equally as reasonably possible (on the basis of the number of times overtime work is assigned, as distinguished from actual hours of overtime work performed) among employees plant wide in the classification who are qualified to perform the work for which overtime is assigned.

An employee absent from work for any reason on the day that daily overtime is assigned will be deemed to have had an opportunity to perform overtime work.

Equalization of overtime work shall be based on a calendar month-to-month cycle. Any employee believing he has been unreasonably denied an equal opportunity for overtime work during any calendar month may raise the question under Article 15. The "date of origin" under Paragraph 1 (a) of that Article shall be the last day of the calendar month in which the alleged unequal treatment took place.

If it is decided that the employee's allegation has merit, the employee will be placed in a preferential position to perform overtime turns sufficient to remedy the unequal treatment.

When notice is given concerning casual overtime worked by 1:00 p.m., on any day the Company may require employees to perform overtime work to the extent of securing the number of employees for which overtime work is assigned, based on the inverse order of seniority among qualified employees plant wide in the classification in which overtime work is being performed. The Company will notify employees, by the end of their work shift on Thursday, whether or not they will be expected to work the sixth or seventh day. If the Company does not notify the affected employee by Thursday, the affected employee will be considered not scheduled to work the sixth or seventh day.

However, first choice for casual overtime work shall be given to the employee or employees actually performing the work on the day on which the overtime is necessary.

Employees refusing under such circumstances to perform overtime work will be subject to discharge.

Casual overtime, or daily overtime, is that work outside regular working hours, which occurs from time to time, and which is not pre-scheduled.

Scheduled overtime is that work which is pre-scheduled no later than the previous day, generally by department or larger entities, and becomes a part of the scheduled workday.

4. Employees who have not been notified at quitting time and are called in for work after completion of their regular scheduled workday shall receive a minimum of four (4) hours' pay at his regular hourly rate.

5. When it becomes necessary, the Company will make every effort to notify the employees of reduced working schedules by posted or individual notices on or before the close of the previous day's shift. Should the Company not so notify and an employee reports for work the next morning, he shall be allowed to work at least four (4) hours at his regular hourly rate or be paid for four (4) hours if work is not available which he can do. Employees who were not at work the preceding day may not claim this benefit. In cases of emergency beyond the control of the employer, or absence of an employee at time of notice, it may not be possible to give advance notice of lack of work. In such cases, there will be no "call-in" pay for employees reporting to work.

6. Scheduled work week will be normally Monday through Friday.

7. Pay day shall normally be Friday and pay will be computed from Monday through Sunday inclusive of the preceding week. Those working on Thursday night shifts will be paid at the end of the shift. Day shift employees will be paid before checking out on Fridays.

8. Double time will be paid for hours worked on Sunday, except for hours worked on Sunday by an employee whose regular shift begins on Saturday and ends on Sunday or begins on Sunday and ends on Monday. There will be no duplication of pay under this provision and any other provision.

REST PERIODS

Employees shall be granted two (2) rest periods per day not to exceed ten (10) minutes each, one during the earlier part of the shift and one during the later part of the shift. The times at which such rest periods are taken are to be determined by the employee's foreman or other designated Management representatives. The employees working on the continuous tube mills and other positions where they are receiving plus pay are required to work during the foregoing rest periods and will receive additional pay for such periods equal to their regular straight time rate of pay.

ARTICLE 11 - Holidays

1. The following days shall be recognized as holidays for the purpose of this Agreement: New Year's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, Day before Christmas, Christmas Day.

When any of these holidays fall on a Saturday or Sunday, Friday or the following Monday will be recognized as a holiday.

2. Employees shall be paid for the holidays provided they meet all of the following eligibility requirements:

a. If the holiday falls on a day on which the employee would normally have been scheduled to work had a holiday not occurred, the Company shall not disqualify such employee by changing such normal schedules for the purpose of avoiding payment for the holiday.

b. Except during his authorized vacation period, the employee's working at least eight hours during the week in which the holiday occurs.

c. An employee who is scheduled and agrees to work on a holiday and is absent for any reason except sickness, death in the family, or some similar extraordinary circumstance is not eligible for holiday pay.

d. The holiday pay shall be at the employee's regular hourly rate for eight (8) hours.

e. It is the policy of the Company to avoid working on holidays covered by this contract. No work will be performed on these holidays unless absolutely necessary to meet customer delivery requirements. Two and one-half times will be paid for hours worked on these holidays. It is understood that this two and one-half times includes the regular holiday pay to which an employee would be entitled had he not worked and that there will be no duplication of pay under this provision and any other provision.

ARTICLE 12 - Seniority

1. For purposes of this Agreement, plant-wide seniority shall prevail for transfers, recalls, layoff, promotions, demotions, and shift preference as vacancies occur subject to giving consideration to the qualifications, which shall include experience, ability, physical fitness, and efficiency required by the job. A seniority list of all employees shall be supplied by the Company to the Union each three (3) months, which, if not questioned by the Union within seven (7) calendar days after receipt, shall be conclusive for the purposes of this Agreement.

2.	An employee shall lose his seniority under the following conditions:
a. If he resigns or voluntarily quits;
b. If he is terminated for just cause;
c. If he has less than two (2) years seniority at the time of layoff and remains in layoff status for more than one (1) year;
d. If he has two (2) or more years of seniority at the time of the layoff and remains in layoff status for more than three (3) years.
e. If he fails to return to work upon the expiration
of an approved leave of absence or his vacation;
f. If he fails to return to work at the appropriate time upon being recalled from layoff;
g. If he has not been actively employed due to disability for twenty-four (24) consecutive months.

    All newly hired employees shall be considered to be on probation for a period of ninety (90) working days. The duration of the probationary period may be extended by mutual agreement of the Company and the Union. At the end of the probationary period, the employee's seniority should be measured from his or her most recent hire date. Probationary employees may be discharged without recourse to the Grievance and Arbitration procedures. During the probationary period, the employee shall not be eligible to participate in employee benefit programs or the receive pay for any time not actually worked, such as vacation or holiday, as may be available to employees who have completed their probationary period.

LAYOFFS

1. When a reduction of forces is necessary, the Company will post the names of the employees to be laid off two (2) days, excluding Saturdays, Sundays, or holidays, prior to such reduction, unless cancellations of orders, changes in customer's requirements, breakdown, accidents or other emergency makes such notice impossible. A copy of the posted list of employees to be laid off will be given to the local Union at the time of posting. Any questions of grievance arising from such reduction of forces must, if possible, be presented within the two (2) day period of such notice.

2. During periods of layoff or cutback the Company will adjust the active work force by transferring employees, on the basis of seniority, to other classifications where needed, and for which they are qualified to immediately perform the full requirements of the job available; provided however that for available jobs in Classification 1 the employees affected need only have minimum qualifications which are defined as not requiring direct supervision, and requiring no more than familiarity instruction. In either case, qualifications will be determined on the basis of the affected employee having previously bid on the classification and performed the available job; temporary transfers thereto; previous experience; individual knowledge, physical abilities; and skills.

Applying the foregoing provisions, such transfers shall be made within the department in which the layoff or cutback has occurred. Only in the event such transfers cannot be effected within the department are such transfers to take place outside the department, pursuant to the foregoing provisions. In the event an employee otherwise would transfer to a classification within his department which is more than three (3) job classifications below his present classification, such employee may elect to be transferred outside the department pursuant to the foregoing provisions, Classifications and incumbents of classifications within a particular department are determined solely by the Company on the basis of the type of product normally worked upon by the employees in their respective classification. Departments are to be pipe manufacturing, custom fabrication, and maintenance.

RECALL

When the work force is to be increased, qualified employees in a classification on layoff will be recalled before additional hiring is accomplished for that classification.

In recalling employees, the Company will notify employees to be recalled by telephone, if feasible, of the date on which they are expected to return to work.

If personal contact is not made by telephone, the Company will notify employees to be recalled by Certified Mail, Return Receipt Requested, mailed to the last address given by the employee to the Company.

It will be the responsibility of the employee to notify the Company by telephone, if feasible, of his intention to return to work on the designated date before 4:00 p.m. of the second day following delivery of the Company's certified letter.

If contact by telephone is not feasible, the employee shall notify the Company of his intention to return to work on the designated date by notifying the Company by Certified Mail, Return Receipt Requested, which shall be mailed prior to the end of the second day following the delivery of the Company's Certified letter.

In the interim period, or in the event of an emergency, the Company may recall any employee for a period not to exceed three (3) days, provided efforts for the emergency recalls are made by seniority.

When recall is complete, it is the sense of the parties that employees will be returned to the classifications they held prior to layoff, if sufficient work in their classification is available.

JOB VACANCIES AND PROMOTIONS

New jobs, classifications or vacancies, which are not filled by stand-by employees, other than additional general helpers and laborers will be posted (two copies) on the Bulletin Board for a period of three (3) workdays.

Applications for such opportunities shall be made on both copies (one for the Company, one for the Union) during this three day period, and may be withdrawn only prior to the time the award is made. If the job is not a full-time job, it shall be posted in the same manner and called a stand-by job, and when the job becomes a full-time job, the employee who successfully bids the stand-by job for that operation shall automatically become the full-time operator. Standby operators shall be paid the same and considered on the same basis as full-time operators while they are performing the duties of the full-time operators. A stand-by operator shall be considered a full-time operator when the job becomes a full-time job or when he works over fifty percent (50%) of his time on the job for any six (6) month period.

An employee will be given a reasonable trial period on a new job or in a new classification. If retained therein at the end of thirty days, it will be presumed the employee is qualified. If deemed unsatisfactory prior thereto, he will be returned to the job he held prior to the bid. Other employees affected by a move of this type will likewise be returned to their previous job.

An employee may bid downward to a lower paying job, when biding on a new job, classification or vacancy, for health reasons only. In such downward bid, he must be presently fully qualified to perform the work without additional training. If successful in such bid, the employee will not be permitted to bid in either direction on any job a full 12 calendar month period from the time he began work on the lower paying job.

An employee who has been cutback from an earlier classification during a cutback or layoff period may elect to remain in the classification to which he was cut back with withdrawal. Withdrawals are permitted in only two circumstances - withdrawal of a bid before an award is made; and the type withdrawal set forth in this paragraph.

At the beginning of this contract term, the Company will designate those employees who are presently stand-by operators, and may from time to time post other stand-by jobs for bid. When a job has no stand-by operator, or when a stand-by operator is not available, that is, not at work on the premises at the time, temporary vacancies may be filled without regard to seniority for a period of three (3) days in filling a temporary vacancy, and employee working regularly at a job in a lower classification, but who has previously worked regularly at the temporarily vacant job, will, if he has seniority over other employees similarly situated, be given preference over other employees in filling the temporary vacancy. However, if such vacancy continues beyond three (3) days because of illness, leave of absence, vacation or other cause of the employee regularly assigned to the job, then the Shop Committee and Management will meet in an effort to fill the vacancy either by continuing the employee temporarily selected or selecting another employee for such additional period of time as may be agreed upon. If such vacancy cannot be filled from among employees within the bargaining unit then the Company may employee a new employee to fill the job. Employees who are transferred from their regular job in order to fill a temporary vacancy as described above will be paid their regular rate or the rate of the job to which they are transferred, whichever is higher.

In lieu of actually moving the proper employee to the temporary vacancy, the Company, in its discretion, may elect to compensate the employee for the difference in compensation involved. Compensation will be limited to one employee.

A stand-by operator, or any employee, who takes the job of an operator, or any other employee, on a temporary basis--that is, when the operator or other employee is absent because of illness, leave of absence, vacation, or other such temporary absence--shall acquire no rights to such job over the operator or other employee, regardless of seniority.

In the event it is determined that no present employee with seniority is qualified to fill the position in question, then the Company may hire a new employee to fill the position.

Employees absent from work shall be notified by the Shop Committee when a job is posted for bid.

The Company agrees to furnish the Shop Committee the names of employees on the active payroll who are absent from work on the day a job is initially posted for bid.

ARTICLE 13 - Absenteeism

1. To maintain efficient production schedules, the parties insist on regular, punctual attendance of all employees.

2. Chronic absenteeism or chronic tardiness will be cause for discharge or other disciplinary action.

3. An employee who has previous knowledge of an expected absence from work shall notify the Company in advance of such absence.

In emergency situations, or where unexpected events cause an absence from work, an employee must notify the Company as soon as possible on the day of such absence and provide the reason therefore.

Employees who fail to provide notice, as provided above, for three successive workdays shall be considered as voluntary quits.

ARTICLE 14 - Safety and Health

1. Both parties to this Agreement will strive to improve the safety conditions for the protection of employees and to agree to police this provision so as to insure against unnecessary injury to the employee and costly interruption to operation. Neither party will uphold needless or careless acts calculated to injure an employee or his fellow workers.

2. The Company will furnish without cost to the employees all protective equipment deemed necessary by the Company. All such items shall be checked out to the employee who shall be responsible for its safekeeping and care. Failure of this responsibility by the employee shall result in the cost of the item being deducted from his next check. The Company will pay a differential of $50.00 per pair for Safety Shoes, purchased and worn regularly by employees while on duty. Employees who regularly work in the pickling operation will be eligible to receive this payment twice per year. Should employees be required by law to wear hard hats and ear plugs, they will be furnished by the Company.

3. The Union shall designate at least two (2) safety committeemen in the Plant. These committeemen shall be part of the Plant's safety committee which shall meet monthly with the company's representative in an effort to improve safety conditions and practices in the Plant.

4. An employee shall not be required to work on a job which will be dangerous to life or limb.

5. The Company agrees to equip a satisfactory First Aid Station.

6. Should an employee suffer a job-related, compensable injury, he shall be paid for the balance of the day on which the injury occurred.

ARTICLE 15 - Shop Committee

1. The Union Shop Committee shall consist of not more than four (4) members, one of whom shall be designated as Chairman. There may be one additional committeeman for the night shift.

2. The Union Shop Committee shall be recognized as the Plant Grievance Committee and all disputes resulting from the application and/or interpretation of this agreement shall be handled by said Committee with the assistance of the Union International Representative in cases where such assistance is deemed necessary by the Committee.

3. The Union shall notify the Company in writing of the names of the Shop Committee, and the Company shall furnish in writing to the Union the names of its Supervisors.

ARTICLE 16 - Grievance Procedure

1. All grievance and/or disputes arising out of the application or interpretation of the provisions of the Agreement shall be handled in accordance with the following procedure. Employees may be discharged during their probationary period without recourse to the grievance and arbitration procedures.

a. The aggrieved employee shall register his grievance within two (2) workdays from the date of origin of his alleged grievance with his immediate foreman, or he may request his foreman to call the grievance committeeman in his area and the committeeman shall be called as soon as possible, but not later than the end of the shift in which the request is made.

b. Failing satisfactory adjustment within two (2) workdays after being presented to the immediate foreman, the grievance shall be reduced to writing by the Shop Committee and appealed to the Superintendent within two (2) workdays thereafter and the Superintendent shall forthwith offer to meet with the Shop Committee within two (2) workdays for the purpose of adjusting said grievance. The Superintendent shall within two (2) workdays after such meeting has been held give a written acceptance to the grievance.

c. Failing satisfactory adjustment in Step b., the President of the Company or his designated representative shall be notified in writing within five (5) days after the written answer provided for in Step b. has been received. The President of the Company or his designated representative shall meet with the Shop Committee and the International Representative on the 2nd and/or 4th Monday of each month to discuss grievances for which a formal appeal has been made. These meetings may be held on other dates which may be more convenient to the parties by mutual agreement. The President of the Company or his designated Representative shall, within five (5) days after such meeting has been held, give written answer to the Shop Committee with a copy to the International Representative.

d. Should a grievance fail to be settled as provided above, either party may submit the matter to arbitration by giving written notice of its desire to do so to the other party. The Arbitrator shall be selected in the following manner: The Company and the Union shall jointly request the Federal Medication and Conciliation Service to name seven (7) available Arbitrators. Chosen by a toss of a coin, the winner shall strike the name of one Arbitrator, and alternately each party shall strike another, the remaining last name to be the person to serve as the Arbitrator.

e. The Arbitrator shall promptly inquire into all matters affecting the complaint and shall within thirty (30) days of his appointment render his decision in writing, and said decision shall be final and binding upon the parties to this Agreement. One half of the expense of the Arbitrator shall be paid by each party.

f. Arbitrated matters shall be confined to the meaning and application of the provisions of this Agreement.

2. The Union International Representative may be requested to, and shall have the right to, assist in the adjustment of any and all grievances after Step b. of the grievance procedure has been invoked.

3. The Union International Representative shall have access to the Company's property during working hours for the purpose of ascertaining if the provisions of the Agreement are being complied with. The Union International Representative shall obtain from the Company, specific authorization for each visit and such visits shall be subject to such regulations as may be made from time to time by the Company.

4. The Company will not impose regulations which will exclude the Union International Representative from its property, nor render ineffective the intent of the foregoing paragraph.

5. Grievances not reduced to writing by the Shop Committee and not appealed to the superintendent within six (6) workdays from the date of origin of the alleged grievance shall not be considered under this grievance procedure.

When a negative answer is given to a grievance at any step, or when no answer is given to a grievance at any step, the appeal to the next step must be accomplished within the time limits set forth. Otherwise, the appeal shall be deemed to have been waived.

The aggrieved employee may be present at all steps of the grievance procedure. In group grievances, the group may be represented by not more than two employees.

ARTICLE 17 - Leave of Absence

1. Upon written request of the Union, a leave of absence without pay will be granted any employee to serve as a full-time representative of the Union. Leave of absence shall be for a period of one (1) year, subject to annual renewal by mutual agreement. In no event will the number of employees so serving exceed one. Employees serving as full-time representatives of the Union shall maintain and accumulate seniority. The Company will not arbitrarily withhold leaves of absence without pay to not more than five (5) employees to attend Union, State or National Conventions and Conferences.

ARTICLE 18 - Supervisory Employees

Supervisory employees shall not perform work on any hourly rated job classification if the result would be to displace an employee in the bargaining unit, but this will not prevent such work: (1) in emergency; (2) when regular employees are not available, including such times as when employees are being called in; (3) in the instruction or training of employees; (4) in testing materials and production; and (5) in the performance of necessary work when production difficulties are encountered.

Lead persons shall be appointed by, and serve at, the discretion of management. Lead persons have supervisory authority only when their supervisor is absent from the plane or away from the work area, including his office, for an extended period of time.

ARTICLE 19 - General

1. The Company will provide a Union Bulletin Board in a suitable location in the Plant and will post thereon notices of Union Meetings and Union activities as may be submitted by the Union for such posting.

2. The parties hereto agree that there shall be no Union activities on Company time, except that which is specifically provided for in this Agreement.

3. The Company agrees that it will furnish all present and new employees with a copy of the current contract between the Company and the Union. They will also be furnished with copies of the Insurance Program. The Company and the Union will jointly pay the cost of printing these booklets which shall have the Union Label.

4. The Company agrees that all employees will be furnished a copy of the current Shop and Safety Rules for which they will acknowledge receipt by their signature.

5. The Company agrees to furnish the Secretary of the Local Union with a list of separations from employment and new hires on a monthly basis.

6. When circumstances permit, deductions will be made from payments to employees for Virginia State Income Tax.

7. No contract or agreement affecting the employees of this Company to whom this Agreement applies shall be entered into between the Company and any employee or group of employees other than their certified representative, that will in any way conflict with or supersede this Agreement or any extension thereof.

8. When the Company adopts a plant rule or changes a plant rule, it will post a copy of the rule and immediately furnish a copy to the secretary of the local Union.

The rule will be presumed to be valid and in force when posted. If the Union desires to challenge the rule because it is deemed in conflict with the terms of this Agreement, it must do so in writing within five (5) calendar days of the time a copy was furnished to the Union. Otherwise, the rule shall, in fact, be valid.

9. Employees who have been continuously employed for one year at the time of entering the Armed Forces of the United States under the Universal Military Training and Service act shall receive two (2) weeks pay, based on the employee's average earnings for the preceding six months.

The Company and the Union agree to follow the provisions of the Universal Military Training and Service Act, as amended, in connection with the reinstatement of employees of the Company who have been discharged from the military and naval services of the United States.

10. A Labor-Management Participation Team Program will be implemented as soon as practicable.

11. The Union may review any new test developed in-house by the Company after the effective date of the Agreement and make suggestions regarding such tests.

12. Written warning letters are to be removed from an employee's record thirty (30) months after the issuance of the said letter, provided that the offense involved has not been repeated within the 30-month period.

ARTICLE 20 - Group Insurance

Bargaining Unit employees will be eligible for whatever insurance programs the Company's hourly non-bargaining unit employees are eligible, subject to applicable provisions of the parties Supplemental Agreement dated December 9, 2004 (details shall be contained in booklets to be published and distributed to employees following the execution of this Agreement.)

If you have medical coverage and want dental coverage, you must cover the same dependents on dental as medical. For example, you can't have family medical and EE only dental or EE + 1 dental. You can elect medical without dental or dental without medical. Dental rates are higher for dental only coverage.

The weekly medical/dental rates for employees, effective January 1, 2005 and January 1, 2006 shall be as follows:
			Medical &	Dental w/o
	Medical	Dental	Dental	Medical
Single (Employee Only)	$ 8.69	$ .00	$ 8.69	$ 1.15
Employee + Child/Children	$ 12.41	$ 1.25	$ 13.66	$ 2.77
Employee + Spouse	$ 17.36	$ 1.25	$ 18.61	$ 2.77
Employee + Family	$ 21.09	$ 3.82	$ 24.91	$ 6.46

Beginning in 2007 Bristol Metals, L.P. reserves the right to increase the Medical Rates in years 2007 through year 2009. The increase will not be greater than $3.00 per week per year cumulative over the years 2007 through 2009 not to exceed a total of $9.00 per week for the years 2007 through 2009.

The schedule of benefits agreed upon during collective bargaining negotiations shall be unchanged for year 2005. For the years beginning January 1, 2006, January 1, 2007, January 1, 2008, and January 1, 2009 the Company reserves the right to make minor changes to the schedule of benefits after engaging in dialogue with the Union.

ARTICLE 21 - Pension Agreement

Consistent with the provisions of the preceding Agreement in this reward, and in order to enable compliance with the law, the Company is authorized to make required changes in the Pension Plan now in effect to comply with current law.

ARTICLE 22 - Vocational Training

The Company agrees to pay the entire cost of vocational training for any employee who successfully completes a related course of study in any bona fide vocational or correspondence school provided that such employee gives advance notice to the Company of his desire to take a course of study and both the course of study and the school are approved by the Company in advance. Any employee taking such a course of study must furnish to the Company satisfactory evidence of having successfully completed it in order to receive reimbursement from the Company for the cost of the course.

ARTICLE 23 - Jury Duty

An employee who is called to serve on jury duty during a regularly scheduled workday shall be paid by the Company for such time lost from work thereby, the difference between the amount received by him for such service and the amount he would have earned at work, it being the intent of the parties that this sentence provides no more or no less than that required by the current laws of the State of Tennessee. In the event such laws are changed, modified, or become invalid during the term of this Agreement, the parties agree to meet for the purpose of discussing the effect of such change, modification, or invalidation.

It shall be a condition of the foregoing that an employee notify the Company at the time he is called to such duty; that an employee so serving secure from the Clerk of Court and submit to the Company certification of the days he served, the amount he was paid, and the time he was released.

Any employee who is released from jury duty, after having served less than three (3) hours, will be required to report for the remainder of first shift or at their regularly scheduled starting time if working 2nd or 3rd shift. Third shift employees will be excused without pay from work for the shift immediately preceding any day of jury service unless the employee elects to work.

ARTICLE 24 - Bereavement Leave

In the event an employee is absent on a regularly scheduled work day as a result of a death in the immediate family i.e. the employee's wife, husband, parents, children (including those legally adopted and stepchildren), grandparents, brothers, sisters, mother-in-law or father-in-law, he shall be paid one (1) day's pay at his regular straight - time rate for each day lost up to a maximum of two (2) consecutive days, one of which must be the day of the funeral.

Unpaid leaves to attend the funeral of relatives not members of the immediate family will be considered on a case-by-case basis.

ARTICLE 25 - Termination

All provisions of this Agreement shall remain in full force and effect through January 31, 2010, and at midnight on said date this contract shall expire.

[SIGNATURES OMITTED]

APPENDIX "A"

Classification
Number	Column 1	Column 2	Column 3	Column 4	Column 5
1	9.76	10.03	10.31	10.59	10.88
2	10.91	11.21	11.52	11.84	12.16
2+	11.35	11.67	11.99	12.32	12.66
3	12.40	12.74	13.09	13.45	13.82
4	13.50	13.87	14.25	14.65	15.05
4+	14.07	14.45	14.85	15.26	15.68
5	13.86	14.24	14.63	15.04	15.45
6	14.21	14.60	15.00	15.42	15.84

APPENDIX "B"

Changes in Synalloy Corporation's Health Benefits

Effective January 1, 2004

  Prescription Drug

$5.00 for generic, $20 for preferred brand drugs, $40 for non-preferred. Must use selected pharmacies which include most national chains.

2. New Mail-Order Prescription Drug

For a 90-day supply of maintenance drugs, $10 for generics, $40 for preferred brand drugs and $80 for non-preferred brand drugs.

3. Hospital Expenses

80% after $100 co-pay per admission. Paid at 60% after deductible for non-network providers
  Physician's Office Visits

  100% after co-pay of $20 per visit for all doctors (Calendar Year Deductible Waived). Paid at 60% after deductible for non-network providers.

  Pre-Admission and Post Confinement Testing Expenses

  80% Subject to Calendar Year Deductible. Paid at 60% after deductible for non-network providers

  Surgical & Anesthesiologist Expenses Incurred as Outpatient

  80% subject to Calendar Year Deductible. Paid at 60% after deductible for non-network providers

  Multiple Surgical Procedures for Outpatient

  80% subject to Calendar Year Deductible. Paid at 60% after deductible for non-network providers

  Voluntary Second Surgical Opinion

  80% subject to Calendar Year Deductible. Paid at 60% after deductible for non-network providers

  Pre-Natal Care Expenses

  80% subject to Calendar Year Deductible. Paid at 60% after deductible for non-network providers

  Supplemental Accident Benefit

  Included under "Other Allowable Charges" 80% subject to Calendar Year Deductible

  Paid at 60% after deductible for non-network providers

  Other Plan Exclusions and Limitations

  * Plan exclusion applicable to "operating a vehicle if you under the influence of alcohol, as evidenced by a blood alcohol level of at least .10% to apply: delete exception applicable to Local 4586.

  * Exclusion applicable to "charges incurred in connection with participating in any motorized racing or speed contests, hang-gliding, or parachute jumping activities: to apply: delete exception applicable to Local 4586.

  Medical and Dental Dependent Coverage Changes

If you have medical coverage and want dental coverage, you must cover the same dependents on dental as medical. For example, you can't have family medical and EE only dental or EE + 1 dental. You can elect medical without dental or dental without medical. Dental rates are higher for dental only coverage.

Coverage rates effective 1/1/05
			Medical &	Dental w/o
	Medical	Dental	Dental	Medical
Single (Employee Only)	$ 8.69	$ .00	$ 8.69	$ 1.15
Employee + Child/Children	$ 12.41	$ 1.25	$ 13.66	$ 2.77
Employee + Spouse	$ 17.36	$ 1.25	$ 18.61	$ 2.77
Employee + Family	$ 21.09	$ 3.82	$ 24.91	$ 6.46